License Agreement
                                -----------------

         THIS LICENSE AGREEMENT (the "Agreement") is made and entered into as of the 19th day of March 2002 by and between RTIN Holdings, Inc. (a Texas Corporation), Safe Med Systems, Inc. (a Texas Corporation), and Safescript Pharmacies, Inc. (a Texas Corporation) collectively referred to in this Agreement as "RTNH" or "Licensor" and RxSystems, Inc. (a Nevada Corporation), on the other hand, which is referred to in this Agreement as "RxSystems" or "Licensee".

                                    RECITALS

         WHEREAS, RTNH is the owner of a perpetual license to utilize certain intellectual property, including the entire right, title, knowledge, and interest in and to applications for United States Patent currently pending, along with all rights to the Safescript Pharmacies, including the knowledge, procedures, and methods necessary to open and operate Safescript Pharmacies, using the most advanced versions of RTNH's technology, all of which is referred to in this Agreement as the "Applications"; and

         WHEREAS, RxSystems desires to acquire a Perpetual License (the "License"), as defined below, the exclusive right and license to the Applications and the exclusive right and license to use, offer for sale and sell sub-licenses of, products that are referred to in this Agreement as the
"Licensed   Products"   based  on  the  methods  and  systems   covered  by  the
Applications,   any  continuation,   continuation-in-part  or  division  of  the
Applications, and any patents that issue on the Applications or any Continuation, continuation-in-part or division of the Applications (the "Patents"); and

         WHEREAS, RTNH is willing to grant the License on the terms, provisions, and conditions hereinafter set forth;

                                   AGREEMENTS

         NOW, THEREFORE, for consideration Twenty Five Thousand dollars ($25,000) previously delivered on February 1st, 2002, Fourteen Thousand dollars ($14,000) previously delivered on February 28th , 2002 and the Eleven Thousand dollars ($11,000) delivered March 4, 2002, and the delivery of a promissory note in the amount of Four Hundred Fifty Thousand dollars ($450,000) executed simultaneously herewith, and One Hundred Thousand (100,000) shares of Series A Preferred stock convertible into Four Million Five Hundred Thousand ($4,500,000) worth of RxSystems common stock, valued at the average closing price of the common stock as quoted by the NASD OTC-BB or any comparable exchange for the 30 trading days beginning January 1, 2003 and ending of February 11, 2003, and in consideration of the mutual covenants, terms, and conditions hereinafter expressed, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

                                   ARTICLE I.
                             GRANT OF MASTER LICENSE

A. In consideration of the amounts paid by RxSystems as described above to RTNH, RTNH hereby grants to RxSystems, within RxSystems' territory, the exclusive right and paid-up license to use and offer for sale, the Applications and the Licensed Products based on the methods and systems covered by the Applications, any continuation, continuation-in-part, or division of the Applications, and any Patents that issue on the Applications or any continuation, continuation-in-part, or division of the Applications.


B. RTNH and RxSystems agree that the CMSA's identified via an asterisk on Exhibit "A" hereto shall represent the territory granted to RxSystems pursuant to this agreement.


                                   ARTICLE II
                           FRANCHISE/LICENSE ROYALTIES

A. Licensee shall pay to Licensor Twenty Thousand dollars ($20,000) upon the filing of each application for a license to operate a Safescript Pharmacies, Inc. ("Safescript"). Licensee shall remit said fees within 15 days of the filing for any license. Additionally, Licensor shall be entitled to a royalty of four percent (4%) of the gross revenue of each store when received by Licensee. Licensee shall remit fees on the 15th day of the next month after the month received.

                                   ARTICLE III
                               DUTIES OF LICENSOR


A. Licensor shall train Licensee by opening the first four pharmacies to be opened by the Licensee. Licensee will be responsible for all reasonable expenses such as hotel and airfare. These will be reimbursed according to the expense policies of RxSystems, but no later than thirty (30) days after receipt by RxSystems of appropriate documentation of the expense.

B. Licensor agrees to use its best efforts to keep the system up, running and connected to all pharmacies and the RxSystems designated users at all times. Licensor will provide reasonable redundancy satisfactory to RxSystems so that in the event of a system failure the pharmacies do not lose operating function. Satisfactory redundancy within the meaning of this paragraph means downtime no longer than that guaranteed by RTNH's vendors. RTNH agrees to reduce this requirement if it is able to obtain shorter downtime guarantees from its providers. If for any reason the Licensor causes or allows the system to fail so that operating function of a designated user is lost, then the Licensor shall be liable for resulting damages, including, but not limited to, lost profits.

C. Licensor will make available to RxSystems the same knowledge, procedures, methods, technology, software, systems and system applications, and hardware that are available to and used by Safescript in the operation of a pharmacy.

D. Licensor agrees to place in escrow a working copy of all software used by Safe Med Systems, Inc. ("Safe Med Systems") and Safescript and to place in escrow copies of all systems descriptions, patents, patent applications, and hardware specifications for Safescript Pharmacies. If Licensor is in material default under the terms of Article III (B) of this Agreement and that default continues for longer than seventy two
         (72) hours, Licensee is entitled to possession of all escrowed materials. If Licensor is in material default under any other term of this Agreement for a period of thirty (30) days, Licensee is entitled to possession of all escrowed materials.

E. Licensor agrees to provide to RxSystems all updates to the software systems, procedures, technology, systems applications, and hardware specifications as used by Safe Med Systems and Safescript.

F. Licensor grants RxSystems the right to utilization of any and all patent, patent applications, and all patent information for the duration of this Master Franchise and License Agreement; this right applies only to the pharmaceutical business and industry.

G. All portal applications and banner ads will remain the property of Licensor.

H.       Licensor agrees, for the specified RxSystems territory as determined in
         Article I.B of this Agreement, that RxSystems will be the sole and only Master Licensee and agrees that Licensor will not grant any third party any of the license rights granted RxSystems in this Agreement.

I. Licensor agrees that it will cooperate fully with RxSystems in the operation by RxSystems of the pharmacy locations, and Licensor agrees to use its best efforts to enable RxSystems to operate the pharmacies. If any operating problem is determined to be the fault of RxSystems, RxSystems will bear the cost of correcting the problem.

J. Licensor agrees that it will provide any and all assistance required by RxSystems in establishing a working business relationship with McKesson, Inc., and/or Meridian Pharmaceuticals, Inc. with respect to the pharmacies, and Licensor agrees to cooperate fully with RxSystems in establishing such a relationship with McKesson and/or Meridian; Licensor will not be required to provide any financial guarantees to any supplier of RxSystems. RxSystems acknowledges that there is currently no agreement with McKesson or Meridian and that the current negotiations between Licensor and either McKesson or Meridian to be anything other than a be supplier have not been finalized. In the event that Licensor is successful in negotiating a relationship with McKesson and/or Meridian beyond that of a supplier then Licensor shall use its best efforts to cause the same structure to be offered to RxSystems.

K. Licensor agrees that RxSystems will be the owner of and entitled to retain any and all rebates received from any supplier of inventory to the RxSystems pharmacies.

L. Licensor agrees that it will make changes or modifications to the applications and the licensed products as and when such changes or modifications are required to operate the stores and requested by RxSystems in order to operate the stores; no such request by RxSystems will be unreasonably refused. Licensor will have a commercially reasonable time period in which to make such change or modification. The provisions of this paragraph L will not apply to stores located outside the United States. In the event that Licensee has other modifications that it desires to have made to the technology but which is not required to operate the stores then such requests are to be submitted to Licensor and Licensor will provide Licensee with a quote for the cost of the modification and Licensee shall have the option to accept the quote and pay for the modification.

M. Any failure by Licensor to perform under the terms of this Agreement, which failure is the direct result of an Act of God and/or are not the result of any failure by Licensor, shall not constitute a material default under the terms of this Agreement.

                                   ARTICLE IV
                               DUTIES OF LICENSEE

A. Licensee shall receive, hold in confidence and take all reasonable efforts to prevent disclosure of the Information and the Documents, except any Information or Documents that are Non-Proprietary, as defined immediately hereafter. For the purposes of this Agreement, "Non-Proprietary" Information and Documents are those which:

         (1) are, or shall have been in the possession of Licensee prior to the disclosure or submission thereof by Licensor to Master Licensee, and to Licensee.

         (2) are, or through no fault of Licensee become published or otherwise available to others or to the public under circumstances such that others or the public may utilize the same without any direct or indirect obligation to Licensor, or

         (3) are, or at any time may be, acquired by Licensee from any third party rightfully possessed of the same and having no direct or indirect obligation to Licensor with respect to same.

B. Licensee shall cause all copies of the Licensed Product (as well as all promotional material) to bear appropriate proprietary notices.

C. RxSystems agrees that it will maintain any and all knowledge, procedures, methods, technology, patent information, software, systems and systems applications as confidential proprietary information, and that it will not divulge any such information to third parties without the prior consent of Licensor.

D. Licensee agrees to operate the stores in accordance with the build out, operations, and policy compliance standards of Safescript Pharmacies; any objection by Licensee to any requirement of these standards will be expressed in writing to Licensor, and, absent objection, Licensee will comply with the standards. Policy compliance standards will be the same for all stores, whether operated by Licensee or by Licensor. Objections will be resolved by binding arbitration within seven (7) days; RTNH will appoint one arbitrator, RxSystems will appoint one arbitrator, and these two arbitrators will select a third. The arbitrators so selected shall determine the rules under which arbitration proceedings will be conducted.

E. Licensee agrees that it will require physicians to lease from Safe Med Systems the necessary equipment to purchase Licensed Products from the Licensee and its sub-licensees. The terms of such leases shall be provided by Safe Med Systems and shall be no less favorable to the physicians as any lease of similar equipment by RTNH.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

A. Licensor hereby represents and warrants that it is the owner of the entire right, title and interest in and to the perpetual license covering the applications and has the sole right to grant licenses of the scope herein granted, and (to the best of its knowledge) the manufacture, sale and use of the Licensed Products by Licensee will not infringe the rights of any other person.

B. Licensee hereby represents and warrants that it shall use its best commercial efforts to market the Licensed Products and that their sale and marketing shall be in conformance with all applicable laws and regulations, including but not limited to all intellectual property laws. Licensee will submit a store opening schedule no later than May 1, 2002.

                                   ARTICLE VI.
                   INTELLECTUAL PROPERTY RIGHTS AND PROTECTION

A. Licensor may, but is not obligated to, continue to prosecute, in its own name and at its own expense, the Applications in an effort to obtain Improvement Patents. Licensor grants to Licensee the right, if Licensor ever abandons the prosecution of the Applications in an effort to obtain Improvement Patents, to apply for patents on the Licensed Products provided that such patents shall be applied for in the name of Licensor and licensed to Licensee during the License Period and according to the terms, provisions and conditions of this Agreement. Licensee shall have the right to deduct its reasonable out-of-pocket expenses for the preparation, filing, and prosecution of any such patent application from future royalties due to Licensor under this Agreement. Licensee shall obtain Licensor's prior written consent before incurring expenses for any foreign patent application.

B. If Licensor defaults, and such default is not cured within the applicable time period, then any improvements in the licensed products made by Licensee or any of its affiliates are the exclusive property of Licensee, and all right, title, and interest in and to any such improvements and/or derivative works shall remain with Licensee.

C. In the event that either party learns of imitations or infringements of the Licensed Products, that party shall notify the other in writing of the infringements or imitations. Licensor shall have the right to commence lawsuits against third persons arising from infringement of Licensed Products. In the event that Licensor does not commence a lawsuit against an alleged infringer within 60 days of notification by Licensee, Licensee may commence a lawsuit against the third party. Before filing suit, Licensee shall obtain the written consent of Licensor to do so, and such consent shall not be unreasonably withheld. Licensor shall cooperate fully and in good faith with Licensee for the purpose of securing and preserving Licensee's rights to the Applications and Patents. Any recovery (including, but not limited to a judgment, settlement, or licensing agreement included as resolution of an infringement dispute) shall be divided pro rata (based on number of stores) between the parties after deduction and payment of reasonable attorney's fees to the party bringing the lawsuit.

D. The parties acknowledge that Safe Med Systems is the sole owner of all patient files relating to the services provided by Safe Med Systems. RxSystems grants to RTNH a license in connection with such data owned by RxSystems to provide additional therapeutic and analytical services to physicians. The parties agree that they will not use patient files or data to solicit patients or physicians.

                                  ARTICLE VII.
                                  MISCELLANEOUS

A. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

B. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Harrison County, Texas, for any action arising out of or relating to this Agreement. The parties waive any other venue to which either party might be entitled by domicile or otherwise.

C. This Agreement represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning the Applications and Patents. This Agreement or any provision of this Agreement may be changed, modified, or altered only by a writing signed by both parties.

D. The parties agree that if any part, term, or provision of this Agreement shall be found to be illegal or to be in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby. If the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, Licensor, by written notice to Licensee, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

E. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

F. Nothing contained in this Agreement shall be construed to place the parties in the relationship of agent, employee, franchisee, officer, partners or joint ventures. Neither party may create or assume any obligation on behalf of the other.

G. Any notices, requests, demands, or other communications required or permitted to be given under this Agreement must be in writing and may be personally served, sent by United States mail, sent by an overnight courier who keeps proper records regarding its deliveries. Notice shall be deemed to have been given if personally served, when served, or if mailed, on the third business day after deposit in the United States mail with postage pre-paid by certified or registered mail and properly addressed, or if sent by overnight courier as aforesaid with charges being billed to the sender, when received by the party being notified. As used in this Agreement, the term "business day" means days other than Saturdays, Sundays, and holidays recognized by Federal banks. For purposes of this Agreement, the physical addresses of the parties hereto shall be the physical addresses, fax numbers, and e-mail addresses as set forth on the signature pages of this Agreement. Any party to be notified hereunder may change its physical address by notifying each other party hereto in writing as to the new physical address for sending notices.







             [The remainder of the page is left blank intentionally]

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the date set forth above.

LICENSOR

RTIN HOLDINGS, INC.

By______________________________
     Its______________________________

3218 Page Road
Longview, Texas 75605
Phone: 903.295.6800; Fax: 903.234.9777



LICENSEE

RXSYSTEMS, INC.


By______________________________
     Its______________________________

333 Throckmorton St.
Suite 1107
Ft. Worth, Texas 76102
Phone: 817-810-0842; Fax: 817-810-0882

                         DOCUMENT DISCLAIMER COVER PAGE

The following pages contain a document that was originally created in the Interview of Business Lawyer.

This document was created in the Interview in the proper format and with the language necessary to ensure its validity when all of the required information has been entered completely.

It should be understood that any changes made to the content, appearance, or layout of the original document outside of the Interview have been made at the risk of affecting the validity of the document.

Parsons Technology cannot be responsible for the legal consequences of changes you have made to this document. Furthermore, Parsons Technology is not in a position to provide answers to questions regarding any changes to this document. It is strongly recommended that you seek the advice of a lawyer for information about the validity and the consequences of any changes you have made to this document.

                                 PROMISSORY NOTE


$450,000.00                                                Date:  March 20, 2002

For value received, the undersigned RxSystems, Inc. (the "Borrower"), at 333 Throckmorton, Suite 1107, Fort Worth, TX , promises to pay to the order of RTIN Holdings, Inc., (the "Lender"), at 3218 Page Rd. Longview, Texas , (or at such other place as the Lender may designate in writing) the sum of $450,000.00 without interest.

The unpaid principal and accrued interest shall be payable as follows:

$25,000.00 on or before April 1, 2002;
$25,000.00 on or before April 8, 2002;
$75,000.00 on or before April 15, 2002;
$75,000.00 on or before April 30, 2002;
and $250,000 on or before May 31, 2002 (the "Due Date").

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance shall become due immediately at the option of the Lender.

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

This note is secured by the rights granted to Borrower under that certain Letter Agreement dated March 19, 2002 by and between Borrower and Lender. Any default under this agreement shall result in a forfeiture of any and all rights granted to Borrower under said Letter Agreement

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

         1) the failure of the Borrower to pay the principal in full on or before the Due Date;

         2) the filing of bankruptcy proceedings involving the Borrower as a debtor;

         3) a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Texas.

Signed this 19th day of March, 2002, at Longview, Harrison County, Texas.


Borrower:
RxSystems, Inc.


By:_______________________________________
         David Parker
          It's:________________________________

ASSIGNMENT

[ONLY COMPLETE THE FOLLOWING INFORMATION TO ASSIGN PAYMENTS TO A NEW PARTY.]

For value received, the above Note is assigned and transferred to


____________________________________________, ("Assignee") of


___________________________________,_________________________,
(City)(State/province)


_________________________.
(Country)

Dated: _________________________


By:____________________________________________________
     RTIN Holdings, Inc.

                   Final Checklist for General Promissory Note
                 Borrower: Restaurant Teams International, Inc.
                           Lender: W/F Investment Corp
                                  June 18, 2001

Make It Legal

_____ The Promissory Note must be signed and dated by Restaurant Teams International, Inc..

_____ Restaurant Teams International, Inc.'s city and state should also be included on the Note.

_____ The Promissory Note is secured by collateral pledged by Restaurant Teams International, Inc.. Therefore, a Security Agreement should be signed by the parties in addition to the Promissory Note.

Copies

Give a signed copy of the document to:

         _____    W/F Investment Corp

         _____    Restaurant Teams International, Inc.

Other Information

*        No witnesses or notarization is required.

* The Promissory Note should be reviewed periodically to ensure that no defaults have occurred. If Restaurant Teams International, Inc. fails to make a payment on any given due date, W/F Investment Corp should notify Restaurant Teams International, Inc. promptly and inform Restaurant Teams International, Inc. of relevant penalty provisions which may be imposed because of the default.

Reasons to Update

*        To correct an error or change a term in the original Promissory Note.

*        To prepare a Promissory Note for a different transaction.